                                                                     EXHIBIT 3.1

                                     [LOGO]


                                    RESTATED
                          CERTIFICATE OF INCORPORATION

                            (PURSUANT TO SECTION 245
                    OF THE DELAWARE GENERAL CORPORATION LAW)

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               USA NETWORKS, INC.

                            (Pursuant to Section 245
                    of the Delaware General Corporation Law)

         USA Networks, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name under which the Corporation was originally incorporated is Silver King Broadcasting Company, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was July 28, 1986.

         2. This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and duly executed and acknowledged by an officer of the Corporation in accordance with Sections 103 and 245 of the Delaware General Corporation Law. This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         3. The text of the Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

                                    ARTICLE I

         The name of the Corporation is USA Networks, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

         The Corporation shall have the authority to issue one billion six hundred million (1,600,000,000) shares of $.01 par value Common Stock, four hundred million (400,000,000) shares of $.01 par value Class B Common Stock, and fifteen million (15,000,000) shares of $.01 par value Preferred Stock.

         A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

         A. COMMON STOCK

         (1) The holders of the Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, such dividends if, as and when declared from time to time by the Board of Directors.

         (2) In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

         (3) Each holder of Common Stock shall be entitled to vote one vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the Stockholders of the Corporation. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

         B. CLASS B COMMON STOCK

         (1) The holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, such dividends if, as and when declared from time to time by the Board of Directors.

         (2) In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

         (3) Each holder of Class B Common Stock shall be entitled to vote ten votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the Stockholders of the Corporation. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

         C. OTHER MATTERS AFFECTING SHAREHOLDERS OF COMMON
            STOCK AND CLASS B COMMON STOCK

         (4) In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Common Stock unless the shares of Common Stock and Class B Common Stock at the time outstanding are treated equally and identically.

         (5) Shares of Class B Common Stock shall be convertible into shares of the Common Stock of the Corporation at the option of the holder thereof at any time on a share for share basis. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

         (6) Upon the conversion of Class B Common Stock into shares of Common Stock, said shares of Class B Common Stock shall be retired and shall not be subject to reissue.

         (7) Notwithstanding anything to the contrary in this Certificate of Incorporation, the holders of Common Shares, acting as a single class, shall be entitled to elect twenty-five percent (25%) of the total number of directors, and in the event that twenty-five percent (25%) of the total number of directors shall result in a fraction of a director, then the holders of the Common Stock, acting as a single class, shall be entitled to elect the next higher whole number of directors.

         C. PREFERRED STOCK

         The Board of Directors shall, by resolution, designate the powers, preferences, rights and qualifications, limitations and restrictions of the Preferred Stock.

                                    ARTICLE V

         The Board of Directors of the Corporation is expressly authorized to make, alter or repeal By-Laws of the Corporation, but the Stockholders may make additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise.

                                   ARTICLE VI

         Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

                                   ARTICLE VII

         The Corporation is to have perpetual existence.

                                  ARTICLE VIII

         Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-Laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article
VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                   ARTICLE IX

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal. The liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.

                                    ARTICLE X

         Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                                   ARTICLE XI

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation except that under no circumstances may such amendment be adopted except as prescribed by Article IV, above, and provided further that the rights of the

Class B Common Stock may not be amended, altered, changed or repealed without the approval of the holders of the requisite number of said shares of Class B Common Stock.

                                   ARTICLE XII

         The number of directors of the Corporation shall be such number as shall be determined from time to time by resolution of the Board of Directors.

         A director may be removed, at any time, either with or without cause, by the affirmative vote of holders of a majority of each of the classes of shares then entitled to vote at an election of directors, except that directors elected by the holders of the Common Stock of the Corporation exclusively, pursuant to Subsection C(4) of Article IV, may only be removed by the holders of Common Stock of the Corporation.

         The Chief Executive Officer of the Corporation may only be removed without cause by the affirmative vote of at least 80% of the entire Board of Directors. The provisions of this paragraph may not be amended, altered, changed or repealed, or any provision inconsistent therewith adopted, without the approval of at least (i) 80% of the entire Board of Directors and (ii) 80% of the voting power of the Corporation's outstanding voting securities, voting together as a single class. This paragraph shall be of no force and effect following such time as the Chief Executive Officer as of February 12, 1998 ceases to be Chief Executive Officer pursuant to the terms of this paragraph and the Stockholders Agreement dated as of October 19, 1997 among Universal Studios, Inc. ("Universal"), Liberty Media Corporation ("Liberty"), Barry Diller, the Corporation and The Seagram Company Ltd. (the "Stockholders Agreement"). This paragraph shall only apply with respect to a removal of the Chief Executive Officer without Cause as such term is defined in the Stockholders Agreement.

                                  ARTICLE XIII

         This Article XIII shall be applicable to the Corporation so long as the provisions of the Communications Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Communications Act"), are applicable to the Corporation. Notwithstanding any other provision hereof, no transfer of the Corporation's capital stock, whether voluntary or involuntary, shall be permitted, and any purported transfer thereof shall be void AB INITIO to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein, if such transfer or purported transfer would violate (or result in the violation of any provision of the Communications Act.

         Subject to further restrictions, if any, that may be contained in the By-Laws of the Corporation (i) at no time shall more than one-fourth (25%) of the aggregate number of issued and outstanding shares of the capital stock of the Corporation, regardless of class, nor shares of the capital stock of the Corporation representing in the aggregate more than one-fourth (25%) of the aggregate voting power of all issued and outstanding shares of the capital stock of the Corporation, be owned of record or beneficially voted by or for the account of any alien, the representative of any alien, any corporation organized under the laws of a foreign country or a foreign government or a representative thereof ("Aliens"); and (ii) the Corporation shall not be controlled directly or indirectly by any other corporation of which more than one-fourth (25%) of the capital stock is owned of record or voted by Aliens.

         If the Board of Directors or a committee thereof shall at any time determine in good faith that a transfer has taken place that falls within the scope of this Article XIII or that a person intends to acquire beneficial ownership of any shares of the capital stock of the Corporation that would result in a violation of this Article XIII (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect or to prevent such transfer, including, but not limited to, refusing to give effect to such transfer on the books of the Corporation or instituting proceedings to enjoin such transfer.

         Without limitation to this Article XIII, any purported transferee of shares acquired in violation of this Article XIII and any person retaining shares in violation of this Article XIII shall be deemed to have acted as agent on behalf of the Corporation in holding those shares acquired or retained in violation of this Article XIII and shall be deemed to hold such shares in trust on behalf of and for the benefit of the Corporation. Such shares shall be deemed a separate class of stock until such time as the shares are redeemed as provided in the following paragraph. The holder shall have no right to receive dividends or other distributions with respect to such shares, and shall have no right to vote such shares. Such holder shall have no claim, cause of action or any other recourse whatsoever against any transferor of shares acquired in violation of this Article XIII. The holder's sole right with respect to such shares shall be to receive the Redemption Price pursuant to the following paragraph. Any distribution by the Corporation in respect of such shares acquired or retained in violation of this Article XIII shall be repaid to the Corporation upon demand.

         The Board of Directors shall, within three months after receiving notice of a transfer of shares that violates this Article XIII or a retention of shares in violation of this Article XIII, subject to the requirements of Delaware law applicable to redemptions, redeem such shares for the Redemption Price in cash on such date within such three-month period as the Board of Directors may determine, PROVIDED, HOWEVER, that the Corporation shall not redeem any outstanding shares of capital stock of the Corporation owned by Universal and its controlled affiliates issued at the Closing (as defined in the Investment Agreement, dated as of October 19, 1997, as amended and restated as of December 18, 1997, among Universal, the Corporation, Home Shopping Network, Inc. and Liberty (the "Investment Agreement")), acquired not in violation of the Investment Agreement and related agreements and otherwise acquired not in violation of the Communications Act. For purposes of this Article XIII, "Redemption Price" shall mean the lower of (i) the price paid by the transferee from whom shares are being redeemed, and (ii) the average of the closing bid and asked prices of the Common Stock on the Nasdaq Stock Market on each of the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if the Common Stock is not then traded on the Nasdaq Stock Market, the average of the last reported sales prices of the Common Stock on each of the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors as the fair market value of such class of capital stock on the relevant date.

         The Corporation shall have the right to require that any prospective stockholder certify as to its citizenship and control and may refuse to transfer and/or issue shares of stock in the Corporation if to do so would likely cause the Corporation to be in violation of the Communications Act.

         If the provisions of Section 310 of the Communications Act are amended or replaced with similar legislation, including amendments to allow transfers that would otherwise be precluded by this Certificate, then the restrictions on transfer and the right of redemption set forth in the foregoing paragraphs shall be modified without further action of the Corporation's stockholders to be consistent with any such amendments or replacement legislation, including, without limitation, to allow transfers to Aliens to the maximum extent permitted by Section 310 of the Communications Act, and, as so modified, shall apply to the Corporation. The By-Laws of the Corporation, as now in effect or as hereafter from time to time amended, may contain additional restrictions on ownership of the Corporation's capital stock by Aliens and provisions to implement the limitations set forth in the foregoing paragraphs, including, without limitation, provisions modifying, restricting or eliminating voting, dividend, transfer or other rights consistent with the provisions of this Certificate otherwise applicable to any shares of the Corporation's capital stock; provided such By-Laws shall not be inconsistent with the proviso applicable to Universal set forth in the fifth paragraph of this Article XIII. For purposes of this Article XIII, the term "alien" shall have the meaning ascribed thereto by the Federal Communications Commission (the "FCC") on the date hereof and in the future as the FCC may change such meaning from time to time.